Exhibit 10.5

September 19, 2023

Mark White

RE: OFFER OF EMPLOYMENT

Dear Mark:

FOXO Technologies, Inc., a Delaware corporation (“Company”), is pleased to offer you the roles of Interim Chief Financial Officer and Executive Director, reporting to Chairman of the Board of Directors, Bret Barnes. The other terms and conditions of this offer are follows:

POSITION:	Interim Chief Executive Officer and Executive Director

REPORT:	Bret Barnes, Chairman of the Board of Directors

EFFECTIVE
DATE:	September 19, 2023

EMPLOYMENT
AGREEMENT:	Exhibit A

COMPENSATION:	$1

EXPENSES:	Company will reimburse all appropriate and reasonable business expenses you have incurred in performing your duties in accordance with its standard reimbursement policy.

TERM:	At-will

BENEFITS:	401k Plan
Medical, Dental and Vision
Short-Term and Long-Term Disability
Paid Time Off
Holidays
Other Voluntary Benefits

Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time-to-time as we deem necessary or appropriate.

The parties hereto anticipate that should your employment role change from “interim” to “permanent,” the Employment Agreement attached hereto as Exhibit A will be amended and restated with a more robust employment agreement commensurate with other similarly situated executives.

If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors

ACCEPTED:

/s/ Mark White	September 19, 2023
Mark White	Dated

Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 19th day of September, 2023 (the “Effective Date”) by and between Martin Ward (“Employee”) and FOXO Technologies, Inc., a Delaware corporation (“Employer”), (each, a “Party” and collectively, the “Parties”). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

Employment. Employer shall employ Employee as an Interim Chief Financial Officer and Executive Director on an interim basis under this Agreement. In this capacity, Employee shall have the duties and roles commensurate with that of a chief executive officer and executive director. The Employee shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time-to-time and as may be reasonably assigned by the Employer’s Board of Directors.

Performance of Duties. Employee shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee’s skills, abilities, talents and experience.

Term. Employee’s employment under this Agreement is for an unspecified term on at “at will” basis.

Compensation. The Employer shall pay the Employee an annual base salary in the amount of $1, subject to applicable tax withholding and payable in accordance with the Employer’s payroll polices.

Expenses. Employer will reimburse Employee for the following reasonable out-of-pocket expenses incurred in furthering Employer’s businesses, after Employee provides an itemized account of expenditures pursuant to Employer’s reimbursement policy.

Work Location. Employee will primarily perform his employment services remotely.

Employee Benefits. Both parties will comply with Employer policy regarding employee benefits or as required by law and discussed in the offer letter (attached).

Confidentiality.

Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

Ex A-1

Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer’s prior written consent.

Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

Irreparable Harm. Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney’s fees and costs from Employee.

Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

Termination. This Agreement may be terminated immediately by Employer for cause or in the event Employee violates any provision of this Agreement. In addition, Employer may terminate this Agreement and Employee’s employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. Employee may terminate this Agreement and the employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts. At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property. The rights and obligations of the Parties set forth in Confidentiality, Ownership of Work Product, Termination and Miscellaneous are intended to survive termination, and will survive termination of this Agreement.

Miscellaneous.

Authority to Contract. Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of the Board of Directors.

Ex A-2

Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of Delaware (not including its conflicts of law provisions).

Disputes. Any dispute under this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

Attorneys’ Fees. If either Party brings legal action to enforce its rights under this Agreement, the prevailing party will be entitled to recover from the other Party its expenses (including reasonable attorneys’ fees and costs) incurred in connection with the action and any appeal.

Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

No Assignment. The interests of Employee are personal to Employee and cannot be assigned.

Ex A-3

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

/s/ Mark White	Mark White
Employee’s Signature	Employee’s Full Name

/s/ Bret Barnes	Chairman of the Board of Directors
Employer’s Signature	Employer’s Full Name/Representative & Title

Ex A-4